Exhibit 99.1

BrightView Announces Repurchase of Shares from MSD Partners

BLUE BELL, Pa., December 14, 2021 – BrightView Holdings, Inc. (NYSE: BV) today announced that it has entered into an agreement to repurchase 5.9 million shares of BrightView common stock from MSD Partners and affiliates at a purchase price of $13.98 per share, representing a 2 percent discount from the NYSE official closing price of BrightView common stock on December 7, 2021. The repurchase represents half of MSD Partners’ current equity investment in BrightView.

The total purchase price for the shares will be approximately $82.5 million and will be funded from cash and cash equivalents on hand, as well as borrowings under the Company’s credit facilities. The transaction is subject to customary closing conditions and expected to be completed in January 2022. Giving effect to the repurchase, MSD Partners would own approximately 5.9 million of BrightView’s 99.3 million outstanding shares.

The repurchase announced today was made in connection with BrightView’s share repurchase program announced on December 6, 2021.

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 20,000 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on BrightView’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the SEC, as such risk factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Relations Contact:
John E. Shave, VP of Investor Relations
484.567.7148
John.Shave@BrightView.com

News Media Contact:
Fred Jacobs, VP of Communications & Public Affairs
484.567.7244
Fred.Jacobs@BrightView.com

Source: BrightView Landscapes